EXHIBIT(g)(2)
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THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS
625 Fourth Avenue South
Minneapolis, Minnesota  55415


State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

_____, 1999


Ladies and Gentlemen:

This letter is to confirm to you that The Lutheran Brotherhood Family of Funds (the "Trust") has created three new series of shares to be known as Lutheran Brotherhood Growth Fund ("LB Growth Fund"), Lutheran Brotherhood Value Fund ("LB Value Fund"), and Lutheran Brotherhood Limited Maturity Bond Fund ("LB Limited Maturity Bond Fund"), each of which currently consists of three Classes designated as the "Class A Shares", "Class B Shares", and "Institutional Class Shares", and that pursuant to the Section 12 entitled "Additional Funds" of the Custodian Contract of the Trust dated May 10, 1994, between the Trust and State Street Bank and Trust Company (the "Contract"), the Trust desires to retain you to provide custodian services under the Contract to LB Growth Fund, LB Value Fund, and LB Limited Maturity Bond Fund for such reasonable compensation as agreed to between the Trust and State Street Bank and Trust Company.

Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

The term "The Lutheran Brotherhood Family of Funds" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement of the Trust dated September 1, 1993 as the same may subsequently thereto have been, or subsequently hereto may be, amended (the "Master Trust Agreement"). It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for same.

THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS


By: /s/ Rolf F. Bjelland, President
    -------------------------------
    Rolf F. Bjelland, President


ACCEPTED AND AGREED TO:

STATE STREET BANK AND TRUST COMPANY


By:______________________________

Its:_____________________________


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